Exhibit 5.5

March 10, 2020

Nutrien Ltd.

Re:    Registration Statement on Form F-10

Reference is made to the Registration Statement on Form F-10 (the “Registration Statement”) filed by Nutrien Ltd. under the Securities Act of 1933, as amended.

I, Michael Ryan Bartsch, P.Eng., a qualified person, am responsible for preparing or supervising the preparation of sections 1-5, 12, 16 and 19-27 of the technical report entitled “National Instrument 43-101 Technical Report on Vanscoy Potash Operations, Vanscoy, Saskatchewan, Canada” dated effective October 31, 2014 (the “Technical Report”).

I hereby consent to the incorporation by reference in the Registration Statement of references to and information derived from the Technical Report and to the use of my name in such incorporated information.

Yours truly,

/s/ Michael Ryan Bartsch
Michael Ryan Bartsch, P.Eng.